Exhibit 99.1

NEWS RELEASE

DATE:	January 23, 2008 11:30 a.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the Fourth Quarter and Full Year 2007

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the fourth quarter and twelve months ended December 31, 2007.  The Company reported net income of $4.8 million for the fourth quarter and earnings per share of $0.26, which represents an 18.8% decrease compared to the $0.32 per share reported in the fourth quarter of 2006.  During the fourth quarter of 2007, the Company increased its loan loss provision expense by approximately $1.7 million over the anticipated $1.2 million in order to cover increased charge-offs in the quarter and to allocate additional reserve dollars to cover its potential exposure in the Company’s $50 million land development loan portfolio.  In addition, the Company also incurred a $500 thousand impairment charge on an investment security that was tied to the housing industry.  For the twelve months ended December 31, 2007, the Company reported net income of $21.9 million and earnings per share of $1.17 compared to $1.29 for 2006, which represents a 9.3% decrease.

Mr. Saner stated, “The fourth quarter and the entire year of 2007 presented many challenges.  We were extremely pleased with the organic growth in our core deposits throughout 2007 in spite of the fierce competition that existed.  In addition, we increased our loan portfolio by more than $119 million which represented almost an 8% growth over 2006.  We also had significant gains in mortgage banking, wealth management and service fee revenues over last year.  We were able to complete all of the data processing conversions of the 2006 bank acquisitions by the end of the year.  We believe that the completion of these conversions will position the company to lower its operational efficiency ratio in 2008.”

Mr. Saner continued, “Our credit quality has remained relatively stable with non-performing assets at .92% of total assets and overall net charge offs of 26 basis points of average loans for 2007 compared to charge offs of 25 basis points for 2006.  We have provided additional loan loss reserve dollars for our Company’s exposure to development loans and since we do not have any exposure to sub-prime mortgages, we remain cautiously optimistic about 2008.  Unfortunately, with the additional provision expense to the allowance and the continued net interest margin compression that was experienced throughout the year, we were not able to achieve our profit plan for 2007.  The earnings of $1.17 per share, however, represent a solid foundation for us to build on in 2008.  While it is impossible to predict the future, we are optimistic about 2008.”

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $18.8 million for the fourth quarter of 2007, which was flat when compared to the fourth quarter of 2006.  The increase in average earning assets was offset by the decrease in the Company’s net interest margin.  Net interest margin, on a fully-taxable equivalent basis, was 3.49% for the fourth quarter of 2007 versus 3.70% for the fourth quarter of 2006.  On a linked quarter basis, the Company’s net interest margin increased by one basis point.

NON-INTEREST INCOME

The Company’s non-interest income was $7.0 million for the fourth quarter of 2007 compared to $5.8 million for the same period in 2006.  The increase was driven primarily by the increase in the Company’s service charges on deposit accounts as the Company was able to expand its products and services through the newly-acquired geographic areas of the recent acquisitions.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $16.8 million for the fourth quarter of 2007 compared to $15.9 million for the same period in 2006, an increase of 5.7%.  The primary driver of the increase was due to the increase in employee costs and represents a combination of normal merit increases as well as an increase in revenue-producing staff in the commercial lending and wealth management areas.  The Company’s efficiency ratio was 62.8% compared to 63.1% for the same period a year ago.

FULL YEAR RESULTS

BALANCE SHEET

Total assets were $2.5 billion as of December 31, 2007, an increase of approximately $107 million compared to year-end 2006.  The increase in assets is a direct result of the organic growth in the Company’s loan portfolio in 2007.  Total loans were $1.7 billion as of December 31, 2007, an increase of $119 million compared to year-end 2006.  This represents an increase of 7.6%.  Total deposits grew by 2.3% year-over-year and were $1.9 billion as of December 31, 2007.

NET INTEREST INCOME

Net interest income was $74.4 million for the full year 2007, which represents an increase of 9.0% versus 2006.  Net interest margin, on a fully-taxable equivalent basis, was 3.57% for 2007 compared to 3.81% for the same period a year ago.  Due to the relatively flat nature of the yield curve for most of 2007, the Company’s cost of funds increased steadily throughout the year and outpaced the increase in the yield on earning assets.  Partially offsetting this trend was a favorable shift in the Company’s volume and mix of earning assets as lower-yielding residential real estate loans were replaced by higher-yielding commercial loans.

NON-INTEREST INCOME

Non-interest income was $28.1 million for 2007 compared to $23.0 million for the same period in 2006.  The acquisitions closed in 2006 were the primary driver of this increase as the Company realized the full-year effect in 2007.  Non-interest income as a percent of non-interest expense was 41.3% for 2007 compared to 38.6% for 2006.

NON-INTEREST EXPENSE

Non-interest expense was $68.0 million compared to $59.6 million in 2006.  As mentioned above, the acquisitions closed in 2006 were the primary driver of this increase as the Company realized the full-year effect in 2007.  The Company’s efficiency ratio was 64.4% for 2007 compared to 63.6% 2006.

ASSET QUALITY

Non-performing assets were $23.3 million as of December 31, 2007 compared to $21.0 million as of December 31, 2006 and represented 0.92% of total assets at December 31, 2007 compared to 0.87% at year-end 2006.  Net charge-offs for 2007 equaled 0.26% of average outstanding loans, which was relatively flat compared to 0.25% for 2006.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.85% as of December 31, 2007 compared to 0.81% as of December 31, 2006.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended December 31		Twelve months ended December 31
Income Statement Summary	2007	2006	2007	2006
Interest Income	$36,885	$35,063	$144,829	$120,731

Interest Expense	18,091	16,262	70,432	52,463

Net Interest Income	18,794	18,801	74,397	68,268

Provision for Loan Losses	2,966	526	5,745	1,819

Noninterest Income:

Insurance commissions	459	425	1,864	1,821

Trust and investment product fees	282	286	1,569	1,187

Mortgage banking	796	558	2,921	2,279

Service charges on deposit accounts	3,630	2,543	13,312	9,429

Gain/(losses) on sales of securities	(115)	94	114	145

Interchange income	789	734	3,159	2,617

Other	1,192	1,163	5,187	5,561

Total Noninterest Income	7,033	5,803	28,126	23,039

Noninterest Expense:

Employee	9,278	8,186	38,063	33,073

Occupancy	1,301	1,275	5,347	4,755

Equipment	1,406	1,613	5,788	5,361

Intangible amortization	667	682	2,666	2,236

Telecommunications	460	501	1,924	1,916

Stationary, printing, and supplies	331	416	1,475	1,408

Other	3,317	3,260	12,757	10,893

Total Noninterest Expense	16,760	15,933	68,020	59,642

Earnings Before Income Taxes	6,101	8,145	28,758	29,846

Provision for Income Taxes	1,252	2,106	6,888	7,605

Net Income	$4,849	$6,039	$21,870	$22,241

	Three months ended December 31		Twelve months ended December 31
Average Balance Sheet Data	2007	2006	2007	2006

Gross Loans	$1,675,682	$1,574,915	$1,617,334	$1,353,656

Earning Assets	2,196,943	2,097,493	2,144,010	1,870,284

Total Assets	2,484,733	2,389,634	2,438,515	2,103,050

Noninterest Bearing Deposits	195,418	191,441	190,162	174,218

Interest Bearing Deposits	1,672,821	1,625,402	1,640,770	1,442,714

Total Interest Bearing Liabilities	2,006,480	1,926,632	1,967,657	1,697,221

Shareholders’ Equity	261,915	250,588	257,633	213,989

	Three months ended December 31		Twelve months ended December 31
Per Share Data	2007	2006	2007	2006

Diluted Earnings Per Share	$0.26	$0.32	$1.17	$1.29

Cash Dividends Per Share	0.140	0.133	0.555	0.529

Market Value - High	18.09	17.88	19.01	18.52

Market Value - Low	14.36	16.05	14.36	15.30

Average Outstanding Shares (diluted)	18,606,398	18,836,789	18,699,394	17,188,241

	Three months ended December 31		Twelve months ended December 31
Key Ratios	2007	2006	2007	2006

Return on Average Assets	0.78%	1.00%	0.90%	1.06%

Return on Average Equity	7.41%	9.56%	8.49%	10.39%

Net Interest Margin	3.49%	3.70%	3.57%	3.81%

Efficiency Ratio	62.83%	63.07%	64.37%	63.57%

Net Overhead to Average Assets	1.57%	1.68%	1.64%	1.74%

Balance Sheet Highlights
As of December 31	2007	2006

Total Loans (Excluding Loans Held for Sale)	$1,693,678	1,574,384

Allowance for Loan Losses	14,331	12,792

Total Securities	489,739	485,259

Goodwill and Intangible Assets	135,324	136,553

Total Assets	2,536,437	2,429,773

Noninterest Bearing Deposits	200,753	193,513

Interest Bearing Deposits (excluding Public Funds)	1,431,035	1,404,594

Public Fund Deposits	270,041	261,582

Repurchase Agreements	30,006	29,306

Other Borrowings	318,488	262,682

Shareholders’ Equity	264,102	253,247

Other Balance Sheet Data
As of December 31	2007	2006

Book Value Per Share	$14.22	$13.50

Loan Loss Reserve to Loans	0.85%	0.81%

Nonperforming Assets to Total Assets	0.92%	0.87%

Outstanding Shares	18,570,139	18,771,641

Asset Quality
As of December 31	2007	2006

Loans Past Due 90 Days or More and Still Accruing	$1,693	$1,460

Non-accrual Loans	18,800	16,021

Other Real Estate Owned	2,769	3,567

Total Nonperforming Assets	$23,262	$21,048

Net Charge-offs - YTD	$4,206	$3,363

Net Charge-offs as a % of average loans	0.26%	0.25%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.5 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.